Exhibit 25(2)(n) under Form N-2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees

Federated Project and Trade Finance Tender Fund:

We consent to the use of our report, dated May 30, 2017, with respect to the financial statements of Federated Project and Trade Finance Tender Fund, as of March 31, 2017 and for the period presented therein, incorporated herein by reference and to the references to our firm under the headings “Financial Information” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG

Boston, Massachusetts

August 18, 2017